Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

Marvel Entertainment, Inc., 417 Fifth Avenue, 11th Floor, New York, New York 10016 (“Employer”) and Bruno Maglione, address: ____________________________________________ _______________________________________________, his heirs, executors, administrators, successors, representatives, agents and assigns (collectively referred to throughout this Agreement as “Employee”) (Employee with Employer collectively the “Parties”), agree that:

1.          Last Day of Employment. Employee's last day of employment with Employer is July 14, 2006 (the “Termination Date”). The Parties acknowledge and agree that the Employee’s employment with the Employer is being terminated hereunder by the Employer.

2.          Consideration. The Employer hereby agrees that, in consideration for signing this Agreement and General Release and for compliance with the promises made herein, the Employee shall be entitled to receive the following:

(a)         within ten (10) business days after the effectiveness hereof, a severance payment from the Employer in the amount of Three Hundred Forty-Nine Thousand and Eighty-One Pounds Sterling (£349,081), less applicable taxes, deductions, and withholdings (and less any amounts previously paid to Employee as severance with respect to periods after the Termination Date);

(b)         (i) any properly incurred and documented but unpaid business expenses in accordance with the Employer’s policies, and (ii)  payment in accordance with Employer’s policies for any accrued but unused vacation days;

(c)         through the earlier of twelve months after the Termination Date or the date that the Employee begins work as an employee or consultant for any other entity, continuation of medical and dental coverage, as follows: from and after August 1, 2006, Employer shall reimburse Employee for the excess of COBRA payments made by Employee over the amount (for a period of corresponding length) that Employee was contributing to Employer’s medical and dental plans immediately prior to termination. Through July 31, 2006, medical and dental coverage shall remain unchanged;

(d)         a cash bonus for 2006 in the amount of One Hundred Seven Thousand Six Hundred and Thirty-Three Pounds Sterling (£107,633), less applicable taxes, deductions, and withholdings, payable within 30 days after 2006 bonuses are paid generally to the Employer's executives but in no event later than March 31, 2007 and provided that Employee has not breached and is in complete compliance with Sections 10, 12, and 13 of this Agreement and General Release. The first £30,000 of this payment will be made without deduction of tax; and

(e)         Employer’s agreement to issue a public statement substantially in the form attached hereto as Exhibit A.

Employer acknowledges that, in accordance with Section 4.5(b) of the Employment Agreement between Employer and Employee dated October 15, 2003, as amended (“Employment Agreement”), all equity arrangements provided to the Employee thereunder or under any employee benefit plan of Employer shall continue to vest for the period ending on the earlier of twelve months after the Termination Date or the date that the Employee begins work as an employee or consultant for any other entity (unless vesting is accelerated upon the occurrence of a Third Party Change in Control as described in Section 4.5(d) of the Employment Agreement) and shall remain exercisable for ninety days after the end of that period.

3.         No Consideration Absent Execution of this Agreement. Employee acknowledges that the monies and/or benefits granted under Section 2 above exceed those to

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which he would be entitled under the severance provisions of the Employment Agreement and that, to the extent of that excess, he would not receive those monies and/or benefits except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein. Employee further acknowledges and agrees that he is not entitled to receive any other monies and benefits from the Employer other than those set forth in Section 2 above.

4.         (a) Employee’s General Release of Employer. Employee knowingly, voluntarily, irrevocably and unconditionally releases and forever discharges, to the full extent permitted by law, Employer, its owners, parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, attorneys, insurers, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement and General Release as the “Employer Parties”), of and from any and all claims, except for claims under the Age Discrimination in Employment Act, known and unknown, asserted and unasserted, that Employee has or may have against the Employer Parties as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;
•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Workers Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Sarbanes-Oxley Act of 2002, as amended;
•	The Labor Management Relations Act;
•	The New York State Executive Law
•	The New York State Human Rights Law, as amended;
•	The New York State Labor Law, as amended;
•	The New York State Civil Rights Law;
•	The New York Wage Hour And Wage Benefits;
•	The New York Minimum Wage Law, as amended;
•	The Retaliation/Discrimination provisions of the New York Workers’ Compensation Law
•	The New York City Human Rights Law, as amended;
•	Unfair dismissal;
•	Wrongful dismissal or breach of contract;
•	A statutory or other type of redundancy payment;
•	Unauthorized deductions from wages;

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•	Unlawful detriment under the Employment Rights Act 1996, as amended;
•	Working time or holiday pay under the Working Time Regulations 1998, as amended;
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Equal pay, direct or indirect discrimination, harassment or victimization on any unlawful ground, including but not limited to sex, marital status, race, color, nationality, ethnic or national origin, disability, part-time or fixed-term status, sexual orientation or religion or belief;

•	The Public Interest Disclosure Act 1998 (whistleblowing), as amended;
•	The Trade Union and Labour Relations (Consolidation) Act 1992, as amended;
•	The Human Rights Act 1998, as amended;
•	The Data Protection Act 1998, as amended;
•	Personal injuries of which Employee is currently aware;
•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•	Any public policy, contract, tort, or common law; or

and any allegation for costs, fees, or other expenses including without limitation attorneys' fees incurred in these matters. This Section 4 does not apply to any claims that Employee may have under the Age Discrimination in Employment Act, as amended. Anything to the contrary notwithstanding in this Agreement and General Release, nothing herein shall release the Employer from any claims based on any right Employee may have to enforce this Agreement and General Release or those portions of the Employment Agreement that are incorporated herein.

(b)        Employee promises never to file or prosecute a lawsuit, complaint, or other proceeding based on the claims released in Section 4(a) of this Agreement and General Release. Employee agrees and represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature with any local, state or federal government agency or court with respect to any matter covered by this Agreement and General Release. Employee further agrees that under no circumstances will he expressly or impliedly induce, encourage, solicit, voluntarily assist, or engage in any conduct that may have the effect of encouraging or causing any person or entity to file or pursue any proceeding of any kind against the Employer Parties with respect to any matters arising during his employment with Employer.

5.         Release of Claims under the Age Discrimination in Employment Act. Employee knowingly, voluntarily, irrevocably (except within seven days of his execution hereof) and unconditionally releases and forever discharges, to the full extent permitted by law, the Employer Parties of and from any and all claims, known and unknown, asserted and unasserted, that Employee has or may have against the Employer Parties as of the date of execution of this Agreement and General Release, under the Age Discrimination in Employment Act as amended.

6.         Employer’s General Release of Employee. The Employer for itself and on behalf of the Employer Parties hereby knowingly, voluntarily, irrevocably and unconditionally releases and forever discharges, to the full extent permitted by law, the Employee from any and all asserted and unasserted claims that the Employer Parties have or may have against the Employee as of the date of execution of this Agreement and General Release, arising out of any aspect of the Employee’s employment relationship with and service as an employee, officer, director or agent of the Employer, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date of execution of this Agreement and General Release, excepting (i) any claim arising from conduct by the Employee that could constitute a crime, (ii) any claim arising from actions or failures to act which Employee knew or should

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reasonably have known were a breach of his fiduciary duty to Employer and/or its affiliates, and (iii) any claim brought by a third party for which Employee would not be indemnified under Employer’s directors’ and officers’ insurance policy or the indemnification provisions of Employer’s certificate of incorporation or by-laws. The Employer represents and affirms that neither its chief executive officer nor its general counsel currently has knowledge of the existence of any claims described in clauses (i), (ii), or (iii) of the immediately preceding sentence. Anything to the contrary notwithstanding in this Agreement and General Release, nothing herein shall release the Employee from any claims based on any right Employer may have to enforce this Agreement and General Release or those portions of the Employment Agreement that are incorporated herein.

7.         Taxes.  Employee understands and agrees that he is solely responsible for paying his own federal, state or local income or other taxes that arise in connection with the payments made under this Agreement and General Release, unless otherwise specified. In the event it is determined by any federal, state or local government authority that any taxes or withholdings are due on the payments made under this Agreement and General Release which were not made then Employee agrees that he shall be solely responsible for any such taxes or withholdings and shall indemnify and hold Employer harmless for any claims, fines, causes of action, judgments, damages, costs, expenses, or other liability (including reasonable attorney’s fees) that arise with respect to any such taxes or withholdings. Further, Employee agrees to give immediate written notice to: John Turitzin, Executive Vice President, General Counsel, Marvel Entertainment, Inc., 417 Fifth Avenue, 11th Floor, New York, NY 10016 if he is contacted by any federal, state, or local government authority concerning any taxes or withholdings that may be due on the payments made under this Agreement and General Release.

8.	[deleted]

9.         Affirmations. Employee affirms that he has not filed, has not caused to be filed, and is not presently a party to any claim, complaint, or action against the Employer Parties in any forum. Employee further affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under any federal, state or local family/medical or disability leave law, including but not limited to the Family and Medical Leave Act. Employee further affirms that, except as provided in Section 2 hereof, he has been paid and/or has received all leave (paid or unpaid), compensation, wages, vacation pay, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him.

10.         No Disparagement. (a) Employee agrees that neither he nor anyone acting on his behalf will, in any manner, disparage the Employer Parties or make or solicit any comments, statements, or the like, to the media or to others that are derogatory or detrimental to the good name or business reputation of the Employer Parties, and Employee represents that neither he nor anyone acting on his behalf has taken such actions to date. Employee acknowledges and agrees that his representations and agreements in this paragraph are part of the material inducement for the Employer to enter into this Agreement and General Release. However, nothing in this Agreement and General Release is intended to or shall preclude Employee from communicating with any federal, state or local government agencies and/or from cooperating with any such agency, or testifying pursuant to subpoena or as otherwise required by law. Further, nothing in this section shall prohibit Employee from making any disparaging remarks about the Employer Parties to his Confidants (as defined in Section 13 below) provided that such individuals are advised of this Non-Disparagement section and agree to be bound by its terms. Employee acknowledges that a breach of this Section 10(a) would cause the Employer irreparable harm. The Employee also acknowledges that if any of his Confidants makes a disparaging statement(s), comment(s), or the like, to the media or to others that is attributed or attributable to Employee and is derogatory or detrimental to the good name or business

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reputation of the Employer Parties, such a statement or comment by the Confidant shall be a material breach by Employee of this Agreement and General Release.

(b)         Employer agrees that the Employer in its official announcements will not in any manner disparage the Employee and that neither any member of Employer’s Board of Directors nor any of its Executive Officers or anyone acting on any of their behalf will make or solicit any comments, statements, or the like, to the media that are derogatory or detrimental to the good name or business reputation of the Employee or to others where the statement is reasonably likely to have a material adverse effect on Employee’s good name or business reputation, and Employer represents that neither it in its official announcements nor any of the parties listed above has taken such actions to date in connection with the termination of Employee’s employment.  Employer shall instruct its officers and directors to abide by this Section 10(b).  Employer acknowledges and agrees that its representations and agreements in this paragraph are part of the material inducement for the Employee to enter into this Agreement and General Release.  However, nothing in this Agreement and General Release is intended to or shall preclude Employer or its employees from communicating with any federal, state or local government agencies and/or from cooperating with any such agency, or testifying pursuant to subpoena or as otherwise required by law.    Employer acknowledges that a breach of this Section 10(b) would cause Employee irreparable harm.

11.         Return of Employer’s Property. Employee understands that all keys, security cards, automobiles, electronic devices, and other equipment provided by Employer and all memoranda, notes, records, reports, manuals, drawings, blueprints, files, papers, customer lists, customer information, or other documentation and communications which the Employee has in his possession or are under his control (and all copies thereof) which were written, authorized, signed, received or transmitted in the course of his employment or which relate to the Employer’s business, are and remain the property of the Employer. Employee represents and agrees that any such materials and other property of the Employer that the Employee possesses has been or will be returned within seven (7) days of the Termination Date to Mary Sprowls, Vice President, Human Resources or her designee or left behind in Employee’s former office. Nothing in this Section 11 shall prohibit Employee from retaining copies of: (i) his “Rolodex” and/or (ii) any such documents or materials that were in his possession before he commenced employment with Employer.

12.         No Disclosure of Confidential Information. Employee acknowledges and agrees that as an employee of Marvel Entertainment, Inc. he had access to, learned of, and was entrusted with Employer’s confidential and proprietary business information and trade secrets, including, but not limited to, “know how,” marketing and sales information, license fees, license forms customer lists, business plans and strategies, contracts forms and procedures, sales and pricing information and policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Employer, and software and documents relating to any of the foregoing (collectively “Confidential Information”). Employee further acknowledges and agrees he is under a continuing obligation to refrain from ever disclosing to anyone any Confidential Information of the Employer, and he has and will at all times maintain such information in strict confidence and will not disclose the information to any third party without the prior written consent of the Executive Vice President and General Counsel. In addition, the terms contained in Sections 5.1, 5.1.1, 5.1.2, 5.3 – 5.7, 6, and 7 of the Employment Agreement are incorporated into this Agreement and General Release by reference hereto. Nothing in this Section 12 however shall prohibit Employee from disclosing Confidential Information that the Employee demonstrates is or becomes generally available to the public other than as a result of a disclosure by the Employee (or by someone acting on the Employee’s behalf). Employee acknowledges that a breach of this Section 12 would cause the Employer irreparable harm.

13.        Confidentiality of this Agreement. Employee agrees that neither he nor his Confidants (as defined below) will disclose, and Employee represents that neither he nor

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his Confidants have disclosed, any information regarding the existence or substance of this Agreement and General Release or the circumstances surrounding the termination of Employee's employment. Nothing in this section shall prohibit Employee from disclosing the existence or substance of this Agreement and General Release to his immediate family member(s), accountant(s), and/or attorney(s) with whom Employee chooses to consult regarding consideration of this Agreement and General Release (collectively “Confidants”), provided that such individuals are advised of the confidential nature of such information and agree to maintain the confidentiality of such information. Further, nothing in this section shall prohibit Employee from disclosing the existence or substance of this Agreement and General Release as required by law. Employee acknowledges that a breach of this Section 13 would cause the Employer irreparable harm.

14.         Promise Not to Solicit. Because the Employee’s employment with Employer enabled him to learn Confidential Information, for a period of one year from the Termination Date, neither the Employee nor anyone acting on his behalf will solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding six months was, an officer, director, manager, employee, or consultant of an Employer Party. The Employee agrees that the restrictions set forth in this paragraph do not prohibit him from engaging in his livelihood and do not foreclose his working with individuals not identified in this paragraph.

15.         Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision. In the event that Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision or part thereof of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable such provision or part thereof shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Section headings in this Agreement and General Release are included for convenience of reference only and shall not be a part of this Agreement and General Release for any other purpose.

16.         Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

17.        Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

18.        Effectiveness. This Agreement and General Release shall become effective on the eighth (8th) calendar day after receipt by John Turitzin, Executive Vice President, General Counsel, Marvel Entertainment, Inc., 417 Fifth Avenue, 11th Floor, New York, NY 10016, of an executed original of this Agreement and General Release from Employee, provided that Employee has not revoked his execution of this Agreement and General Release and provided that Employer countersigns this agreement and delivers it to Employee.

19.         Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any and all prior obligations, agreements, promises, or inducements, no matter their form, including but not limited to the Employment Agreement, except for Sections 5.1, 5.1.1, 5.1.2, 5.3 – 5.7, 6, and 7 of the Employment Agreement which are incorporated herein by reference and which shall remain in full force and effect. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this

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Agreement and General Release, except for those explicitly set forth in this Agreement and General Release.

20.         Knowingly and Voluntary Release. Employee agrees that this Agreement and General Release constitutes a knowing and voluntary waiver of rights or claims Employee may have against the Employer Parties, or any of them, as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA except for any right or claim that arises after the date Employee executes this Agreement and General Release.

21.        Review Period. Employee shall have, and Employee represents and warrants that Employer has given him, at least forty-five (45) days in which to consider this Agreement and General Release before executing it, and that such period was sufficient for him to give full and complete consideration of its terms. Employer advised Employee to take this Agreement and General Release home, read it, and carefully consider all of its terms before signing it. Employee hereby waives any right he might have to additional time within which to consider this Agreement and General Release and acknowledges that he has adequately considered any modification of this Agreement and General Release made after his receipt of the initial draft, and that any modifications made to this Agreement and General Release were not material and therefore did not restart or affect in any manner the original forty-five (45) day consideration period. Employee also acknowledges and represents that Employer advised Employee to discuss this Agreement and General Release with his own attorney (at his own expense) during this period if he wished to do so and that he had sufficient time to consult with his own attorney. Employee has carefully read this Agreement and General Release, fully understands what it means, and is entering into it voluntarily.

22.        Revocation.     Employee understands that he has seven (7) calendar days after executing this Agreement and General Release within which to revoke this Agreement and General Release. If Employee elects to revoke this Agreement and General Release, Employee agrees to notify John Turitzin, Executive Vice President, General Counsel, Marvel Entertainment, Inc., 417 Fifth Avenue, New York, NY 10016, in writing, of his revocation. To constitute an effective revocation, the Employer must receive the written revocation within the seven-day period after Employee executes this Agreement and General Release. Upon the expiration of the seventh day without receipt of such a statement, this Agreement and General Release will become effective and irrevocable.

23.        Resignation as Officer and/or Director. By signing this Agreement and General Release the Employee resigns as an officer and/or director of Employer and any of Employer’s affiliated companies. Employee will immediately and as of the Termination Date do all such things as may be necessary in connection with those resignations (including trusteeship of any pension scheme). Having resigned as an officer and director, Employee will not conduct himself in any way that is inconsistent with having surrendered his authority, whether in matters of the internal administration of Employer or any affiliated corporation or externally. Employee will not represent himself as being a director of, employed by or connected in any way with, Employer or any affiliated company. Employer acknowledges that, with respect to Employee’s past service as a director and/or officer of Employer and/or its affiliates, Employee shall continue to be covered by the indemnification provisions of Employer’s certificate of incorporation, by-laws and directors and officers insurance policies in accordance with the terms thereof.

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24.        Counterparts. This Agreement and General Release may be executed in one or more counterparts which, when taken together, shall be deemed to constitute the entire agreement between the parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER FEDERAL, STATE, LOCAL AND FOREIGN LAWS PROHIBITING DISCRIMINATION.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

MARVEL ENTERTAINMENT, INC.

/s/ Bruno Maglione	/s/ Isaac Perlmutter
Bruno Maglione	By:	Isaac Perlmutter
Chief Executive Officer

7/16/2006	7/15/2006
Date	Date

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EXHIBIT A

Note: To be released as part of a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission. The Company will also be filing a copy of this Agreement with a Quarterly Report on Form 10-Q when such Report is due.

Item 1.01	Entry into a Material Definitive Agreement.

Marvel Entertainment, Inc. (the “Company” or “Marvel”), today announced the departure of Tim Rothwell, President of Worldwide Consumer Products and Bruno Maglione, President of Marvel International. Messrs. Rothwell’s and Maglione’s day-to-day responsibilities will be handled by other senior executives within the Company.

Marvel’s Chief Administrative Officer and General Counsel, John Turitzin, commented, “We wish Tim and Bruno the best of good fortune in whatever pursuits they may enter.”

In connection with Messrs. Rothwell’s and Maglione’s departure, on July 14, 2006, the Company entered into an agreement with each Executive providing for a release of claims by the Executive and by the Company and providing for the payment by the Company to the Executive of an amount equal to one year’s salary. In addition, the agreement fixes the amount of each Executive’s 2006 bonus (payable in early 2007), provides for the Company to pay the costs of medical insurance through the earlier of July 14, 2007 or the date on which the Executive begins work as an employee or consultant for another entity and terminates each Executive’s existing employment agreement with the Company.

Item 1.02. Termination of a Material Definitive Agreement.

See Item 1.01 of this Current Report on Form 8-K above, which is incorporated herein by reference.

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